Filed Pursuant to Rule 424(b)(2)
Registration No. 333-171806
2,381,079 Units Accelerated Return Notes® Linked to the Nasdaq-100 Index®, due April 27, 2012 $10 principal amount per unit Term Sheet No. 18 Royal Bank of Canada	Pricing Date Settlement Date Maturity Date CUSIP No.	February 24, 2011 March 1, 2011 April 27, 2012 78009M876

Accelerated Return Notes®

■    3-to-1 upside exposure to increases in the level of the Nasdaq-100 Index®, subject to a cap of 14.04%

■     1-to-1 downside exposure, with no downside limit

■     A maturity of approximately 14 months

■     Payment of the Redemption Amount at maturity is subject to the credit risk of Royal Bank of Canada

■     No periodic interest payments

■     No listing on any securities exchange

■    ARNs are unsecured debt securities and are not savings accounts or insured deposits of a bank.  ARNs are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States

The ARNs are being offered by Royal Bank of Canada (“RBC”).  The ARNs will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the ARNs involves a number of risks. There are important differences between the ARNs and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-9 of product supplement ARN-3. ARNs:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Result in a Loss

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$ 10.00	$23,810,790.00
Underwriting discount (1)	$ 0.20	$ 476,215.80
Proceeds, before expenses, to Royal Bank of Canada	$ 9.80	$23,334,574.20

 (1) The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively.

Merrill Lynch & Co. February 24, 2011

Accelerated Return Notes®
Linked to the Nasdaq-100 Index®, due April 27, 2012

Summary

The Accelerated Return Notes® Linked to the Nasdaq-100 Index®, due April 27, 2012 (the “ARNs”) are our senior unsecured debt securities.  The ARNs are not guaranteed or insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral.  The ARNs will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the ARNs will be subject to the credit risk of RBC.

The ARNs provide a leveraged return for investors, subject to a cap, if the level of the Nasdaq-100 Index® (the “Index”) increases moderately from the Starting Value of the Index, determined on the pricing date, to the Ending Value of the Index, determined during the Maturity Valuation Period. Investors must be willing to forgo interest payments on the ARNs and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price of the ARNs.  Investors are exposed to the full downside risk of decreases in the Index level.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ARN-3.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to RBC.

Terms of the ARNs		Determining the Redemption Amount for the ARNs
Issuer:	Royal Bank of Canada (“RBC”)

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:
In this case, if the Ending Value is
less than the Starting Value, you will
receive a payment that is less, and
possibly significantly less, than the
Original Offering Price per unit.

Original Offering Price:	$10 per unit
Term:	Approximately 14 months
Market Measure:	Nasdaq-100 Index® (Bloomberg symbol: “NDX”)
Starting Value:	2,313.31
Ending Value:
The average of the closing levels of the Index on each scheduled calculation day during the Maturity Valuation Period.  If it is determined that a scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described beginning on page S-20 of product supplement ARN-3.

Capped Value:	$11.404 per unit of the ARNs, which represents a return of 14.04% over the Original Offering Price.
Maturity Valuation Period:	April 18, 2012, April 19, 2012, April 20, 2012, April 23, 2012, and April 24, 2012.
Calculation Agent:	MLPF&S
U.S. Tax Treatment:
By purchasing an ARN, you agree with RBC, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your ARN as a pre-paid cash-settled derivative contract with respect to the Index, as described in more detail in the section entitled “Certain U.S. Federal Income Taxation Considerations” below.

Accelerated Return Notes®

Accelerated Return Notes®
Linked to the Nasdaq-100 Index®, due April 27, 2012

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the ARNs, based on the Participation Rate of 300% and the Capped Value of $11.404 (a 14.04% return).  The green line reflects the hypothetical returns on the ARNs, while the dotted gray line reflects the hypothetical returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are three examples of Redemption Amount calculations (rounded to three decimal places) payable at maturity, based upon the Participation Rate of 300%, the Starting Value of 2,313.31 and the Capped Value of $11.404 (per unit).

Example 1 — The hypothetical Ending Value is 80% of the Starting Value:

Starting Value:	2,313.31
Hypothetical Ending Value:	1,850.65
Hypothetical Redemption Amount (per unit) = $8.000

Example 2 — The hypothetical Ending Value is 102% of the Starting Value:

Starting Value:	2,313.31
Hypothetical Ending Value:	2,359.58

Hypothetical Redemption Amount (per unit) = $10.600

Example 3 — The hypothetical Ending Value is 150% of the Starting Value:

Starting Value:	2,313.31
Hypothetical Ending Value:	3,469.97
Hypothetical Redemption Amount (per unit) = $11.404 (The Redemption Amount cannot be greater than the Capped Value.)

Accelerated Return Notes®

Accelerated Return Notes®
Linked to the Nasdaq-100 Index®, due April 27, 2012

The following table illustrates, for the Starting Value of 2,313.31 and a range of hypothetical Ending Values of the Index:

▪	the percentage change from the Starting Value to the hypothetical Ending Value;

▪	the hypothetical Redemption Amount per unit of the ARNs (rounded to three decimal places); and

▪	the hypothetical total rate of return to holders of the ARNs.

The table below is based on the Participation Rate of 300% and the Capped Value of $11.404 (per unit).

Hypothetical Ending Value(1)		Percentage Change from the Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit		Hypothetical Total Rate of Return on the ARNs
1,156.66		-50.00%	$5.000		-50.00%
1,387.99		-40.00%	$6.000		-40.00%
1,619.32		-30.00%	$7.000		-30.00%
1,850.65		-20.00%	$8.000		-20.00%
2,081.98		-10.00%	$9.000		-10.00%
2,128.25		-8.00%	$9.200		-8.00%
2,174.51		-6.00%	$9.400		-6.00%
2,220.78		-4.00%	$9.600		-4.00%
2,267.04		-2.00%	$9.800		-2.00%
2,313.31	(2)	0.00%	$10.000		0.00%
2,359.58		2.00%	$10.600		6.00%
2,405.84		4.00%	$11.200		12.00%
2,452.11		6.00%	$11.404	(3)	14.04%
2,498.37		8.00%	$11.404		14.04%
2,544.64		10.00%	$11.404		14.04%
2,775.97		20.00%	$11.404		14.04%
3,007.30		30.00%	$11.404		14.04%
3,238.63		40.00%	$11.404		14.04%
3,469.97		50.00%	$11.404		14.04%

(1)
The Index is a price return index. Accordingly, the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

(2)	This is the Starting Value.

(3)	The hypothetical Redemption Amount per unit of the ARNs cannot exceed the Capped Value of $11.404.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and the term of your investment.

Accelerated Return Notes®

Accelerated Return Notes®
Linked to the Nasdaq-100 Index®, due April 27, 2012

Risk Factors

There are important differences between the ARNs and a conventional debt security. An investment in the ARNs involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the ARNs in the “Risk Factors” sections beginning on page S-9 of product supplement ARN-3 and page 1 of the MTN prospectus supplement identified below under “Additional Terms.”  We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the ARNs.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, is limited to the return represented by the Capped Value.

▪	Your investment return, if any, may be less than a comparable investment directly in the stocks included in the Index.

▪	Payments on the ARNs are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the ARNs.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪	The costs of developing, hedging, and distributing the ARNs are reflected in the Original Offering Price, and will not be reflected in secondary market prices.

▪	A trading market is not expected to develop for the ARNs. We, MLPF&S, and our respective affiliates are not obligated to make a market for, or to repurchase, the ARNs.

▪	The Redemption Amount will not be affected by all developments relating to the Index.

▪	NASDAQ OMX Group, Inc. (“NASDAQ OMX”) may adjust the Index in a way that affects its level, and NASDAQ OMX has no obligation to consider your interests.

▪
You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive any of those securities or dividends or other distributions of the issuers of those securities.

▪
While we, MLPF&S, or our respective affiliates may from time to time own shares of companies included in the Index, we, MLPF&S, or our respective affiliates do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪
If you attempt to sell the ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the Original Offering Price.

▪	Purchases and sales by us, MLPF&S, and our respective affiliates of shares of companies included in the Index may affect your return.

▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.

▪	Our hedging activities, and those of MLPF&S, may affect your return on the ARNs and their market value.

▪	Our business activities and those of MLPF&S relating to the companies represented by the Index may create conflicts of interest with you.

▪	The calculation agent will have the authority to make determinations that could affect the value of your ARNs. We have the right to appoint and, under some circumstances, remove the calculation agent.

▪
The U.S. federal income tax consequences of the ARNs are uncertain, and may be adverse to a holder of the ARNs.  See “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-31 of product supplement ARN-3.

Investor Considerations

You may wish to consider an investment in the ARNs if:	The ARNs may not be an appropriate investment for you if:
▪      You anticipate that the level of the Index will increase moderately from the Starting Value to the Ending Value.
▪      You accept that your investment will result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to the Ending Value.
▪      You accept that the return on the ARNs will not exceed the return represented by the Capped Value.
▪      You are willing to forgo interest payments on the ARNs, such as fixed or floating rate interest paid on traditional interest bearing debt securities.
▪      You seek exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.
▪      You are willing to accept that a trading market is not expected to develop for the ARNs. You understand that secondary market prices for the ARNs, if any, will be affected by various factors, including our actual and perceived creditworthiness.
▪      You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the ARNs.

▪      You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value or that the level of the Index will not increase sufficiently over the term of the ARNs to provide you with your desired return.
▪      You anticipate that the level of the Index will increase substantially from the Starting Value to the Ending Value such that the Capped Value of the ARNs will limit the return that you could have achieved by investing in an uncapped product linked to the Index.
▪      You seek principal protection or preservation of capital.
▪      You seek a return on your investment that will not be capped at 14.04% over the Original Offering Price.
▪      You seek interest payments or other current income on your investment.
▪      You want to receive dividends or other distributions paid on the stocks included in the Index.
▪      You seek assurances that there will be a liquid market if and when you want to sell the ARNs prior to maturity.
▪      You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the ARNs.

Accelerated Return Notes®

Accelerated Return Notes®
Linked to the Nasdaq-100 Index®, due April 27, 2012

Other Provisions

We will deliver the ARNs against payment therefor in New York, New York on March 1, 2011, which is the 3rd business day following the pricing date.

If you place an order to purchase the ARNs, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution

MLPF&S will participate as selling agent in the distribution of the ARNs.  Under our distribution agreement with MLPF&S, MLPF&S will purchase the ARNs from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. In the original offering of the ARNs, the ARNs will be sold in minimum investment amounts of 100 units.

MLPF&S may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the ARNs, but is not obligated to engage in such secondary market transactions and/or market-making transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the ARNs that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

Accelerated Return Notes®

Accelerated Return Notes®
Linked to the Nasdaq-100 Index®, due April 27, 2012

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. Additional information on the Index is available on the NASDAQ OMX website: www.nasdaq.com. We are not incorporating by reference the website or any material included on that website in this term sheet. The information reflects the policies of, and is subject to change by NASDAQ OMX. NASDAQ OMX has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of NASDAQ OMX discontinuing publication of the Index are discussed in the section of product supplement ARN-3 entitled “Description of ARNs—Discontinuance of a Market Measure.” None of us, the calculation agent, or any of the selling agents accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

Nasdaq®, OMX®, Nasdaq-100®, and Nasdaq-100 Index® are registered trademarks of The NASDAQ OMX Group, Inc. (which, with its affiliates, is referred to as the “Corporations”) and are licensed for use in this offering. The ARNs have not been passed on by the Corporations as to their legality or suitability. The ARNs are not issued, endorsed, sold, or promoted by the Corporations.

General

The Index is intended to measure the performance of the 100 largest domestic and international non-financial securities listed on The Nasdaq Stock Market (“NASDAQ”) based on market capitalization. The Index includes companies across major industry groups, including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including, investment companies.

The Index began trading on January 31, 1985 at a base value of 125.00.  The Index is calculated and published by NASDAQ OMX.  In administering the Index, NASDAQ OMX will exercise reasonable discretion as it deems appropriate.

Computation of the Index

The value of the Index equals the aggregate value of the Index share weights of each of the Index securities multiplied by each such security’s last sale price (last sale price refers to the last sale price on NASDAQ), and divided by the divisor of the Index (the “Divisor”).  The Divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for Index reporting purposes.  If trading in an Index security is halted while the market is open, the last traded price for that security is used for all index computations until trading resumes.  If trading is halted before the market is open, the previous day’s last sale price is used.

The formula for determining the Index value is as follows:

Aggregate Adjusted Market Value/Divisor

The Index is ordinarily calculated without regard to cash dividends on Index securities.

The Index is calculated during the trading day and is disseminated every 15 seconds from 09:30:15 to 17:16:00 ET through the Nasdaq Index Dissemination ServicesSM.  The closing value of the Index may change up until 17:15:00 ET due to corrections to the last sale price of the Index securities.

Underlying Stock Eligibility Criteria

Index eligibility is limited to specific security types only.  The security types eligible for the Index include foreign or domestic common stocks, ordinary shares, ADRs, shares of beneficial interest or limited partnership interests, and tracking stocks.  Security types not included in the Index are closed-end funds, convertible debt securities, exchange traded funds, preferred stocks, rights, warrants, units, and other derivative securities.  The Index does not contain securities of investment companies.  For purposes of the Index eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.

Initial Eligibility Criteria

To be eligible for initial inclusion in the Index, a security must be listed on NASDAQ and meet the following criteria:

•
the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares;

•
if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

•	only one class of security per issuer is allowed;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being Index eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn;

•
the issuer of the security must have “seasoned” on NASDAQ or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); and

Accelerated Return Notes®

Accelerated Return Notes®
Linked to the Nasdaq-100 Index®, due April 27, 2012

•
if the security would otherwise qualify to be in the top 25% of the securities included in the Index by market capitalization for the six prior consecutive month-ends, then a one-year “seasoning” criterion would apply.

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the Index, the following criteria apply:

•
the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares (determined annually during the ranking review process);

•
if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S. (measured annually during the ranking review process);

•
the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the Index at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the Index effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

Ranking Review

Except under extraordinary circumstances that may result in an interim evaluation, NASDAQ the composition of the Index on an annual basis as follows (the “Ranking Review”).  Securities listed on NASDAQ which meet the applicable eligibility criteria above are ranked by market value.  Index-eligible securities which are already in the Index and which are ranked in the top 100 eligible securities (based on market capitalization) are retained in the Index.  A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review.  Securities not meeting such criteria are replaced.  The replacement securities chosen are those Index-eligible securities not currently in the Index that have the largest market capitalization.  The data used in the ranking includes end of October NASDAQ market data and is updated for total shares, as set forth in each issuer’s SEC filings through the end of the following November.

Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December.  Replacements are made effective after the close of trading on the third Friday in December.  Moreover, if at any time during the year an Index security is determined by NASDAQ OMX to become ineligible for continued inclusion in the Index based on the Continued Eligibility Criteria (above), the security will be replaced with the security that has the largest market capitalization that is not currently in the Index and meeting the Initial Eligibility Criteria listed above.

Index Maintenance

The value of the Index equals the aggregate value of the Index share weights of each of the Index securities multiplied by each such security’s last sale price (last sale price refers to the last sale price on NASDAQ), and divided by the Divisor of the Index. Changes in the price and/or Index share weights driven by corporate events such as stock dividends, splits, and certain spin-offs and rights issuances will be adjusted on the ex-date.  If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change will be made as soon as practicable, normally within 10 days of such action.  Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December.  The Index share weights are derived from the security’s total shares outstanding.  The Index share weights are adjusted by the same percentage amount by which the total shares outstanding have changed.

In the case of a special cash dividend, NASDAQ OMX will determine on an individual basis whether to make a change to the price and/or shares of an Index security in accordance with its Nasdaq-100 Index dividend policy.  If it is determined that a change will be made, it will become effective on the ex-date.

Ordinarily, whenever there is a change in Index share weights, a change in an Index security or a change to the price of an Index security due to a spin-off, rights issuance, or special cash dividend, the Divisor is adjusted to ensure that there is no discontinuity in the value of the Index, which might otherwise be caused by any such change.  All changes are announced in advance and will be reflected in the Index prior to market open on the Index effective date.

The adjusted Divisor is determined as follows:

(Market Value after Adjustments/Market Value before Adjustments) x Divisor before Adjustments

Index Rebalancing

The Index employs an equal-dollar weighting methodology such that each security’s Index market value is rebalanced quarterly to an equal-dollar value corresponding to an equal percent weight of the Index’s aggregate market value. Index share weights are calculated by dividing this equal-dollar value for each Index security by the corresponding last sale price of the security at the close of trading on the third Friday in March, June, September, and December.

Accelerated Return Notes®

Accelerated Return Notes®
Linked to the Nasdaq-100 Index®, due April 27, 2012

The following graph sets forth the monthly historical performance of the Index in the period from January 2006 through January 2011. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the ARNs may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the ARNs. On the pricing date, the closing level of the Index was 2,313.31.

Before investing in the ARNs, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

We have entered into a non-exclusive license agreement with NASDAQ, which grants to us a license to use the Index in connection with the issuance of certain securities, including the ARNs:

The ARNs are not sponsored, endorsed, sold or promoted by NASDAQ. NASDAQ has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the ARNs. NASDAQ makes no representation or warranty, express or implied, to the holders of the ARNs or any member of the public regarding the advisability of investing in securities generally or in the ARNs particularly, or the ability of the Index to track general stock market performance.  NASDAQ’s only relationship to us is in the licensing of the Nasdaq 100®, Nasdaq 100 Index®, and Nasdaq® trademarks or service marks, and certain trade names of NASDAQ and the use of the Index which is determined, composed and calculated by NASDAQ without regard to us or the ARNs.  Nasdaq has no obligation to take our needs or your needs into consideration in determining, composing or calculating the Index.  NASDAQ is not responsible for and has not participated in the determination of the timing of, prices or quantities of the ARNs to be issued or in the determination or calculation of the equation by which the ARNs are to be converted into cash.  NASDAQ has no liability in connection with the administration, marketing or trading of the ARNs.

NASDAQ DOES NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE INDEX OR ANY DATA INCLUDED THEREIN.  NASDAQ MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ROYAL BANK OF CANADA, HOLDERS OF THE ARNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN.  NASDAQ MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL NASDAQ HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Accelerated Return Notes®

Accelerated Return Notes®
Linked to the Nasdaq-100 Index®, due April 27, 2012

Certain U.S. Federal Income Taxation Considerations

Some of the tax consequences of your investment in the ARNs are summarized below. The discussion below supplements the discussion under “U.S. Federal Income Tax Summary” beginning on page S-31of product supplement ARN-3. As described in product supplement ARN-3, this section applies to you only if you hold your ARNs as capital assets for tax purposes, and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement ARN-3.  In addition, except for the discussion under the heading “Recently Enacted Legislation,” this section does not apply to you if you are not a U.S. holder (as defined on page S-32 of product supplement ARN-3).  Other U.S. federal income tax consequences to a person other than a U.S. holder of investing in the ARNs are discussed under the heading “U.S. Federal Income Tax Summary – Non-U.S. Holders” on page S-35 of product supplement ARN-3.

The United States federal income tax consequences of your investment in the ARNs are uncertain and the Internal Revenue Service could assert that the ARNs should be taxed in a manner that is different than described below.  By purchasing an ARN, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your ARN as a pre-paid cash-settled derivative contract with respect to the Index.  If your ARNs are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your ARNs in an amount equal to the difference between the amount you receive at such time and the amount you paid for your ARNs.  Such gain or loss should generally be long term capital gain or loss if you have held your ARNs for more than one year.

In the opinion of our special U.S. tax counsel, Sullivan & Cromwell LLP, the ARNs should be treated in the manner described above.

The Internal Revenue Service released a notice that may affect the taxation of holders of the ARNs. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether a holder of an instrument such as the ARNs should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, if issued, holders of such instruments will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. We intend to treat the ARNs for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and Treasury Department determine that some other treatment is more appropriate. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Recently Enacted Legislation.  Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your ARNs), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ARNs.

For a further discussion of the tax treatment of your ARNs as well as other possible alternative characterizations, please see the discussion under the heading “U.S. Federal Income Tax Summary” beginning on page S-31 of product supplement ARN-3.  You should consult your tax advisor as to the possible alternative treatments in respect of the ARNs.  For additional, important considerations related to tax risks associated with investing in the ARNs, you should also examine the discussion in “Risk Factors—General Risks Relating to ARNs—Significant Aspects of the Tax Treatment of the ARNs are Uncertain” beginning on page S-14 of product supplement ARN-3.

Accelerated Return Notes®

Accelerated Return Notes®
Linked to the Nasdaq-100 Index®, due April 27, 2012

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the ARNs and supersede all prior or contemporaneous oral statements as well as any other written materials.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet.  The ARNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the ARNs.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement ARN-3 dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000317/b127112424b5.htm

▪	Series E MTN prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

▪	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Terms Incorporated in Master Note

The terms appearing above under the captions “Summary—Terms of the ARNs” and “—Determining the Redemption Amount for the ARNs” and the provisions in product supplement ARN-3 under the caption “Description of ARNs”, are incorporated into the master note issued to DTC, the registered holder of the ARNs.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”), including the ARNs, into categories, each with different investment characteristics.  The ARNs are an “Enhanced Return” Market-Linked Investment having the terms and investment risks and considerations described elsewhere in this term sheet.  MLPF&S generally categorizes Enhanced Return Market-Linked Investments as short- to medium-term investments that may offer investors the potential to receive better than market returns on the performance of the underlying asset.  In exchange for the potential to receive better-than market returns on the linked asset, investors must generally accept market downside risk and capped upside potential.  As these investments do not assure full, or any repayment of principal at maturity, investors need to be prepared for the possibility that they may lose all or part of their investment.

The classification of Market-Linked Investments is meant solely for informational purposes and is not intended to fully describe any particular Market-Linked Investment nor guarantee any particular performance.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

Accelerated Return Notes®